Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Lifetime Achievement Fund, Inc. and to the use of our report dated February 23, 2009 on the financial statements and financial highlights of the Fund as of and for the year ended December 31, 2008.  Such financial statements and financial highlights appear in Lifetime Achievement Fund Inc.’s 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

April 29, 2009